Filed Pursuant to Rule 433

Registration Number 333-168333

€1,000,000,000
1.375% Notes Due November 19, 2019
International Business Machines Corporation
November 12, 2012
Pricing Term Sheet

Issuer	International Business Machines Corporation
Expected Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	November 12, 2012
Settlement Date	November 19, 2012 (T+5)
Size	€1,000,000,000
Maturity	November 19, 2019
Interest Payment Date	November 19 of each year
First Payment Date	November 19, 2013
Benchmark Government Security	German Government DBR 3.500% due July 4, 2019
Benchmark Government Security Yield	0.729%
Spread to Benchmark Government Security	+ 70.9 bps
Mid Swaps Yield	1.238%
Spread to Mid Swaps	+ 20 bps
Yield to Maturity	1.438%
Coupon	1.375% (payable annually)
Make-Whole Call (reference bond)	German Government DBR 3.500% due July 4, 2019
Price to Public	99.583%
Underwriting Discount	0.30%
Price to Issuer	99.283%
Day Count	Actual / Actual (ICMA)
Minimum Denomination	€100,000 and multiples of €1,000
Listing	Application will be made to list the Notes on the New York Stock Exchange
Bookrunners	Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch Goldman, Sachs & Co. Morgan Stanley & Co. International plc
Co-Managers	Banca IMI S.p.A. Banco Santander, S.A. Société Générale UniCredit Bank AG
CUSIP	459200 HH7
ISIN/Common Code	XS0856023147 / 085602314

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited at +44 (0) 20 7888 4021,  Deutsche Bank AG, London Branch at 1 800-503-4611,  Goldman, Sachs & Co. at 1-866-471-2526 or Morgan Stanley & Co. International plc at 1-866-718-1649. This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on November 12, 2012 relating to its Prospectus dated July 27, 2010.

United Kingdom: Stabilisation/FSA.